Exhibit 5.1
Pillsbury Winthrop Shaw Pittman
Four Embarcadero Center, 22nd Floor
San Francisco, CA 94111
December 20, 2019
Performant Financial Corporation
333 North Canyons Parkway
Livermore, CA 94551

Re:	Registration Statement on Form S-3
Ladies and Gentlemen:
We are acting as counsel for Performant Financial Corporation, a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S‑3 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of (i) 13,500,878 shares (the “Existing Shares”) of common stock, $0.0001 par value per share, of the Company (“Common Stock”) to be offered and sold by certain stockholders of the Company, and (ii) 1,931,664 shares (the “Warrant Shares”) of Common Stock issuable upon exercise of certain warrants (the “Warrants”) previously issued by the Company, to be offered and sold by holders of the Warrants.
We have reviewed and are familiar with such documents, corporate proceedings and other matters as we have considered relevant or necessary as a basis for the opinions expressed in this letter. On the basis of the foregoing and the assumptions set forth below, and subject to the other qualifications and limitations set forth herein, we are of the opinion that (i) the Existing Shares have been duly authorized and validly issued and are fully paid and nonassessable and (ii) the Warrant Shares have been duly authorized and, if issued on the date hereof upon exercise of the Warrants in accordance with the terms of the Warrants and the resolutions adopted by the Board of Directors of the Company, would be validly issued, fully paid and nonassessable.
The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Prospectus forming a part thereof and any supplement thereto. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
/s/ Pillsbury Winthrop Shaw Pittman LLP